EXHIBIT 10.1
355 Alhambra Plaza; Catalyst Pharmaceutical Partners, Inc.
LEASE SUMMARY
The following is a summary of basic lease provisions with respect to the Lease. It is an integral part of the Lease, and terms defined or dollar amounts specified in this Summary shall have the meanings or amounts as stated, unless expanded upon in the text of the Lease and its Exhibits, which are attached to and made a part of this summary.

1.	Date of Lease Execution:	March 26, 2007

2.	“Landlord”:	355 Alhambra Plaza, Ltd., a Florida limited partnership

3.	Landlord’s Address:	c/o Flagler Real Estate Services, Inc. 355 Alhambra Circle, Suite 900 Coral Gables, Florida 33134 Attention: Property Manager

With a copy to:

JP Morgan Asset Management — Real Estate 245 Park Avenue, 2nd Floor Mail Code NY1-Q220 New York, NY 10167 Attention: Joseph B. Dobronyi, Jr.

4.	“Tenant”:	Catalyst Pharmaceutical Partners, Inc., a Delaware corporation qualified to do business in the State of Florida

5.	Tenant’s Address:	Prior to Commencement Date:
220 Miracle Mile, #234 Coral Gables, Florida 33134 Attention: Patrick J. McEnany

On and after Commencement Date:
355 Alhambra Circle Coral Gables, Florida 33134 Attention: Patrick J. McEnany

6.	“Guarantor”:	N/A

7.	Guarantor’s Address:	N/A

8.	Premises (Section 1.1):	As shown on Exhibit A

9.	Gross Rentable Area of Premises (Section 1.1):	Approximately 1,616 rentable square feet located on the 13th floor of the Building, known as Suite 1370, measured in accordance with ANSI-BOMA Z65.1-1996 standards (“BOMA Standards”)

10.	Gross Rentable Area of Building (Section 1.1):
Approximately 224,241 rentable square feet

11.	Tenant’s Proportionate Share (Section 2.3):	1,616/224,241 = 0.72%

12.	Permitted Use of Premises (Section 3.1):	General Office

13.	Term of Lease (Section 1.2):
63 months

“Commencement Date”: The earlier of (i) Substantial Completion of the Premises (as defined in the Work Letter attached hereto as Exhibit D), estimated to be June 15, 2007, and (ii) the date that Tenant takes possession of the Premises

“Expiration Date”: The last day of the 63rd month after the month in which occurred the Commencement Date, or if the Commencement Date occurs on the first day of the month, the 63rd monthly anniversary of such date

14.	Option to Renew (Rider 1, if applicable):	N/A

15.	“Base Rent” (Section 2.2):
For the first Lease Year, Base Rent shall be paid at the rate of $35.00 per rentable square foot, i.e. approximately $56,560.00 per annum, plus applicable sales tax, commencing ninety (90) days after the Commencement Date. The Base Rent per square foot for each subsequent Lease Year shall be 103% of the Base Rent per square foot for the prior Lease Year, commencing the first day of the twelfth month following the Commencement Date

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16.	Prepaid Rent:	$4,444.00 (excludes sales tax) (due upon execution of Lease; to be applied to first full month Base Rent is due)

17.	Security Deposit (Section 2.6):	$8,888.00(excludes sales tax) (due upon execution of Lease)

18.	Cost Pass-Throughs (Section 2.3):	Increased Operating Costs.

19.	“Base Year” (Section 2.3):	2007

20.	Commercial General Liability Insurance (Section 6.1):	$1,000,000.00

21.	No. of Parking Spaces:	3 parking spaces per 1,000 rentable square feet in the Premises (i.e., 5 parking spaces); See Exhibit C hereto

22.	Broker (s) (Section 14.12):	Flagler Real Estate Services ONCOR International and EWM Realtors

23.	Tenant Improvement Allowance:	$20.00 per square foot of rentable area.

24.	“Additional Rent”:	All sums payable by Tenant pursuant to this Lease other than Base Rent and Increased Operating Costs
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LEASE
THIS LEASE (the “Lease”), dated March 26, 2007, is made between 355 Alhambra Plaza, Ltd., a Florida limited partnership (the “Landlord”), and Catalyst Pharmaceutical Partners, Inc., a Delaware corporation authorized to do business in the State of Florida (the “Tenant”).
ARTICLE I
BASIC LEASE PROVISIONS
1.1 Grant. In consideration of the performance by the Tenant of its obligations under this Lease, the Landlord leases to the Tenant, and the Tenant leases from the Landlord, for the Term, the “Premises,” which Premises are shown outlined on the floor plan attached hereto and made a part hereof as Exhibit A. The Premises are located in that certain office building known as 355 Alhambra Circle (the ''Building”), located in Coral Gables, Florida, on the land described in Exhibit B, attached hereto and made a part hereof. The Gross Rentable Area of the Premises (which includes a proportionate share of the Common Areas) and the Building are approximately as shown on the Lease Summary. Upon Substantial Completion (as defined in the Work Letter Agreement between Landlord and Tenant, of even date herewith (the “Work Letter”)) of the Premises, Landlord shall direct its architect to determine the square footage of the Premises and the Building as actually constructed, both in accordance with the BOMA Standards, and certify as to same to both Landlord and Tenant. If the square footage of the Premises and/or the Building as determined by Landlord’s architect is greater or less than the amount specified in the Lease Summary, then the square footage of the Premises and/or Building, as applicable, shall be adjusted to equal the amount as so determined, and the Base Rent, Tenant’s Proportionate Share of Increased Operating Costs, and any other items specified in this Lease as a function of square footage (except any provision which requires Tenant to lease and/or be in occupancy of a specified portion of the Building) shall be adjusted accordingly.
1.2 Term. The “Term” of the Lease is the period from the Commencement Date as specified in the Lease Summary, through the Expiration Date, as specified in the Lease Summary. If the Premises are Substantially Completed (as such term is defined in the Work Letter) prior to June 15, 2007, then Tenant shall take occupancy on such date and Tenant’s obligations to pay Base Rent and all other charges shall commence on the date that is ninety (90) days from such date. If Landlord cannot deliver possession of the Premises to Tenant on the Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but in that event, this Lease shall in all ways remain in full force and effect except that Base Rent and other charges shall be waived for the period between the Commencement Date and the time when Landlord can deliver possession; provided, however, if delivery of possession is delayed more than 180 days past the scheduled Commencement Date, Tenant may terminate this Lease upon 15 days’ written notice to Landlord, whereupon both parties shall be relieved of all further obligations hereunder. Notwithstanding the foregoing, if delivery of possession is delayed due to any act or omission of Tenant, then the Commencement Date shall be the date Landlord would have delivered possession, but for Tenant’s delay.

1.3 Improvements; Work Letter. The Landlord shall have no construction or improvement obligations with respect to the Premises unless expressly set forth in a Work Letter, which, if executed by Landlord and Tenant, shall be incorporated as an exhibit to this Lease. Within three (3) Business Days after notice from Landlord that the Premises are ready for inspection, representatives of Landlord and Tenant shall inspect the Premises and execute a written punch list of construction defects and incomplete work. Upon the expiration of 10 Business Days following the Commencement Date, the Premises shall be conclusively deemed to be accepted by Tenant unless Tenant shall have given Landlord written notice of any alleged defects in the Premises.
ARTICLE II
RENT
2.1 Covenant to Pay. The Tenant shall pay to Landlord all sums due hereunder from time to time from the Commencement Date without prior demand, together with all applicable Florida sales tax thereon; however, unless otherwise provided in this Lease, payments other than Tenant’s regular monthly payments of Base Rent and Increased Operating Costs shall be payable by Tenant to Landlord within 10 days following written demand. All rent or other charges that are required to be paid by Tenant to Landlord shall be payable at Landlord’s address indicated on the Lease Summary. Base Rent and Additional Rent for any ''Lease Year” consisting of less than 12 months shall be prorated on a per diem basis, based upon a period of 365 days. The first “Lease Year” is (i) the 12 full calendar months commencing on the Commencement Date, if the Commencement Date is the first day of a month; or (ii) the balance of the calendar month in which the Commencement Date occurs plus the 12 full calendar months thereafter, if the Commencement Date is not the first day of a month. Subsequent Lease Years shall be the 12-month periods ending on the anniversary of the expiration of the first Lease Year. However, the final Lease Year may contain less than 12 months due to expiration or sooner termination of the Term. The Tenant agrees that its covenant to pay rent and all other sums under this Lease is an independent covenant and that all such amounts are payable without counterclaim, set-off, deduction, abatement, or reduction whatsoever, except as expressly provided for in this Lease.
2.2 Base Rent. Subject to any escalation which may be provided for in this Lease, the Tenant shall pay Base Rent for the Term in the initial amount specified in the Lease Summary, which, except for the first installment, shall be payable throughout the Term in equal monthly installments in advance on the first day of each calendar month of each year of the Term, such monthly installments to be in the amounts (subject to escalation) specified in the Lease Summary. The first monthly installment of Base Rent shall be due on the date of this Lease. The Base Rent shall be adjusted as provided in the Lease Summary.
2.3 Operating Costs. The Tenant shall pay to the Landlord the Tenant’s Proportionate Share of the amount by which the annual Operating Costs, as hereinafter defined, for each calendar year exceed the Operating Costs incurred during the Base Year specified in the Lease Summary. Such excess is referred to for purposes of this Lease as the “Increased Operating Costs”. Tenant’s obligation to pay Tenant’s Proportionate Share of Increased Operating Costs shall commence as of the beginning of the first full calendar year following the Base Year. The amount of Increased Operating Costs payable to the Landlord may be reasonably estimated by the Landlord for such period as the Landlord determines from time to time (not to exceed twelve (12) months), and the Tenant agrees to pay to the Landlord the amounts so estimated in equal installments, in advance, on the first day of each month during such period. Notwithstanding the foregoing, when bills for all or any portion of Increased Operating Costs so estimated are actually received by Landlord, the Landlord may bill the Tenant for the Tenant’s Proportionate Share thereof, less any amount previously paid by Tenant to Landlord on account of such item(s) by way of estimated Increased Operating Costs payments.
Within 90 days after the end of the period for which estimated payments have been made, the Landlord shall submit to the Tenant a reasonably detailed statement from the Landlord setting forth the actual amounts payable by the Tenant based on actual costs. Tenant shall have thirty (30) days from receipt of such statement to review same and to submit to Landlord in writing any objections of Tenant thereto. If no written objections are received by Landlord within said thirty-day period, such statement shall be conclusively deemed to be correct and final as between the parties, and Tenant shall have no right to and specifically waives any right to object to or dispute such statement. If the amount the Tenant has paid based on estimates is less than the amount due based on actual costs, the Tenant shall pay such deficiency within thirty (30) days after submission of such statement. If the amount paid by the Tenant is greater than the amount actually due, the excess may be retained by the Landlord to be credited and applied by the Landlord to the next due installments of the Tenant’s Proportionate Share of Increased Operating Costs, or as to the final Lease Year, provided Tenant is not in default, Landlord will refund such excess to Tenant. The Tenant’s Proportionate Share of actual Increased Operating Costs for the final estimate period of the Term of this Lease shall be due and payable even though it may not be finally calculated until after the expiration of the Term. Accordingly, Landlord shall have the right to continue to hold Tenant’s security deposit following expiration of the Term until Tenant’s share of actual Increased Operating Costs has been paid.
For purposes of this Lease, Tenant’s Proportionate Share shall be a fraction, the numerator of which is the Gross Rentable Area of the Premises, and the denominator of which is the Gross Rentable Area of the Building (which is set forth in the Lease Summary). Tenant’s Proportionate Share is as set forth in the Lease Summary. The term “Operating Costs” shall mean any amounts paid or payable whether by the Landlord or by others on behalf of the Landlord, arising out of Landlord’s maintenance, operation, repair, replacement and administration of the Building and Common Areas, including, without limitation: (i) the cost of all real estate, personal property and other ad valorem taxes, and any other levies, charges, local improvement rates, and assessments whatsoever assessed or charged against the Building and Common Areas, the equipment and improvements therein contained, and including any amounts assessed or charged in substitution for or in lieu of any such taxes, excluding only income or capital gains taxes imposed upon Landlord, and including all costs associated with the appeal of any assessment or taxes; (ii) the cost of insurance which the Landlord is obligated or permitted to obtain under this Lease and any deductible amount applicable to any claim made by the Landlord under such insurance; (iii) the cost of security, janitorial, landscaping, garbage removal, and trash removal services; (iv) the cost of heating, ventilating, and air conditioning, to the extent incurred with respect to Common Areas or with respect to any shared systems; (v) the cost of all fuel, water, electricity, telephone, sewer, sprinkler and any other utilities used in the maintenance, operation, or administration of the Building and Common Areas; (vi) salaries, wages, and any other amounts paid or payable for all personnel involved in the repair, maintenance, operation, security, supervision, or cleaning of the Building and Common Areas (including, without limitation, the elevators); and (vii) a reasonable management fee. Notwithstanding anything to the contrary provided for herein, Tenant shall not be obligated to pay for Tenant’s Proportionate Share of Increased Operating Costs in any given Lease Year to the extent that such Proportionate Share of Increased Operating Costs exceeds 105% of Tenant’s Proportionate Share of Increased Operating Costs for all prior Lease Years on a cumulative and compounded basis; provided, however, that no such limitations shall apply to Tenant’s Proportionate Share of Increased Operating Costs attributable to the costs item listed in the foregoing clauses (i), (ii), (iv), and (v).
In determining the amount of Operating Costs for any calendar year, if less than 95% of the Building shall have been occupied by tenants, Operating Costs shall be increased to an amount equal to the Operating Costs which would normally be expected to be incurred had such occupancy been 95% during the entire calendar year.
Notwithstanding anything to the contrary contained in this Lease, the following costs and expenses shall be excluded from Operating Costs:
     (1) expenses relating to the leasing of space in the Building (including tenant improvements and painting, decorating, Landlord construction allowances or contributions, leasing commissions, rental concessions, and advertising expenses incurred in connection with the listing of available space in the Building);
     (2) legal fees and disbursements incurred for negotiation of leases or enforcement of leases;
     (3) the cost of utilities in the Building to the extent paid for directly by tenants;
     (4) expenditures for financing and refinancing and for mortgage debt service or any other cost incurred in respect of any mortgage or other financing of the Building except for expenditures incurred in connection with items which (i) if leased, the lease payments with respect to which would be included in Operating Costs or (ii) if purchased would be amortizable pursuant to item (8) below;
     (5) depreciation of the Building and amortization except as otherwise expressly set forth herein;
     (6) franchise, transfer, gains, inheritance, estate, mortgage recording, and income taxes imposed upon Landlord;
     (7) salaries or fringe benefits of personnel above the grade of building manager;

     (8) capital improvements or replacement of capital items except that if such capital improvements or capital items are either (i) intended by Landlord in good faith to achieve a verifiable expense savings in Operating Costs or (ii) required in order to comply with Legal Requirements adopted after the issuance of the first certificate of occupancy for tenant space in the Building, then such cost shall be evenly amortized over the life of the capital improvement with interest imputed on the unamortized portion at the interest rate customarily utilized by Landlord in its amortization of capital improvements, which interest rate shall be in accordance with generally accepted accounting principles (but in no event shall the annual pass-through of any such capital items described in clause (i) of this item (8) substantially exceed the annual savings in Operating Costs derived therefrom);
     (9) costs for which Landlord receives a credit against any payment due from Landlord to Tenant or any third party costs and expenses otherwise includible in Operating Costs, to the extent that Landlord is reimbursed from other sources for such costs and expenses;
     (10) rent and additional rent payable under a ground lease or any other superior lease affecting the Building;
     (11) costs for which Landlord is compensated by insurance proceeds exclusive of deductibles;
     (12) costs incurred in connection with a sale of all or a portion of the Building or the sale or transfer of any beneficial ownership interest in and to the Landlord and/or the Building or the grant of a ground lease or any other superior lease affecting the Building;
     (13) any fee or expenditure (other than the management fee referred to in clause (vii) of the second preceding paragraph) paid to a related party in excess of the amount which would be paid in an arm’s-length transaction for materials or services of comparable quality (but only to the extent of such excess);
     (14) salaries or fringe benefits of personnel not employed exclusively at the Building, to the extent such salaries and benefits relate to work performed not at the Building, as determined on a pro rata basis;
     (15) any expense fully reimbursed to Landlord by Tenant or any other tenant of the Building, or any expense billed to and paid directly by same for their own account or on Landlord’s behalf (other than Operating Costs passed through to all tenants pursuant to lease provisions substantially similar to this Section 2.3);
     (16) advertising and promotional expenditures;
     (17) any bad debt loss, rent loss, or reserves for bad debts or rent loss;
     (18) costs incurred by Landlord for repairs or replacements to the extent that Landlord is reimbursed under warranties or guarantees; and

     (19) costs or expenses attributable to the operation or management of the parking facility within the Building.
2.4 Payment of Personal Property Taxes. Tenant shall pay, when due, all taxes attributable to the personal property, trade fixtures, business, occupancy, or sales of Tenant or any other occupant of the Premises and to the use of the Building by Tenant or such other occupant.
2.5 Rent Past Due. If any payment due from Tenant shall be overdue by five days or more, a late charge of 5% of the delinquent sum may be charged by Landlord. If any payment due from Tenant shall remain overdue for more than five days after written notice from Landlord that such payment is overdue, an additional late charge in an amount equal to the lesser of the highest rate permitted by law or 1 1/2% per month (18% per annum) times the delinquent amount may be charged by Landlord, such charge to be computed for the entire period for which the amount is overdue and which shall be in addition to and not in lieu of the 5% late charge or any other remedy available to Landlord. Notwithstanding the foregoing, if Landlord gives Tenant two notices of overdue payments of Base Rent within any 12-month period, no further notice shall be required during the balance of the Term in order for Landlord to collect the additional late charge specified above.
2.6 Security Deposit. The Landlord acknowledges receipt of a security deposit in the amount specified on the Lease Summary to be held by the Landlord, without any liability for interest thereon, as security for the performance by the Tenant of all its obligations under this Lease. Landlord shall be entitled to commingle the security deposit with Landlord’s other funds. If Tenant defaults in any of its obligations under this Lease, the Landlord may at its option, but without prejudice to any other rights which the Landlord may have, apply all or part of the security deposit to compensate the Landlord for any loss, damage, or expense sustained by the Landlord as a result of such default. If all or any part of the security deposit is so applied, the Tenant shall restore the security deposit to its original amount on demand of the Landlord. Subject to the provisions of Section 2.3, within 30 days following termination of this Lease, if the Tenant is not then in default, the security deposit will be returned by the Landlord to the Tenant.
2.7 Landlord’s Lien. To secure the payment of all rent and other sums of money due and to become due hereunder and the faithful performance of this Lease by Tenant, Tenant hereby gives to Landlord an express first and prior contract lien and security interest on all property now or hereafter acquired (including fixtures, equipment, chattels, and merchandise) which may be placed in the Premises and also upon all proceeds of any insurance which may accrue to Tenant by reason of destruction of or damage to any such property. Such property shall not be removed from the Premises without the prior written consent of Landlord until all arrearages in rental and other sums of money then due to Landlord hereunder shall first have been paid. All exemption laws are hereby waived in favor of said lien and security interest. This lien and security interest is given in addition to Landlord’s statutory lien and shall be cumulative thereto. Landlord shall, in addition to all of its rights hereunder, also have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State in which the Premises is located. To the extent permitted by law, this Lease shall constitute a security agreement under Article 9 of the Florida Uniform Commercial Code. Notwithstanding the foregoing, Landlord agrees to subordinate its lien to a bona fide institutional lender providing acquisition financing or lease financing for Tenant’s furniture, fixtures, and equipment, so that Landlord will have a second lien on such furniture, fixtures, and equipment.
ARTICLE III
USE OF PREMISES
3.1 Permitted Use. The Premises shall be used and occupied only for the use specified in the Lease Summary. Notwithstanding the foregoing, Tenant acknowledges and agrees that at no time during the Term of the Lease shall the Premises be used for (i) governmental or medical uses, (ii) a securities or discount securities brokerage firm, or (iii) the sale of securities or mutual fund shares. Tenant shall carry on its business on the Premises in a reputable manner and shall not do, omit, permit, or suffer to be done or exist upon the Premises anything which shall result in a nuisance, hazard, or bring about a breach of any provision of this Lease or any applicable municipal or other governmental law or regulation. Tenant shall observe all reasonable rules and regulations established by Landlord from time to time for the Building. The rules and regulations in effect as of the date hereof are attached to and made a part of this Lease as Exhibit E. The names for the Building, which the Landlord may from time to time adopt, and every name or mark adopted by the Landlord in connection with the Building shall be used by the Tenant only in association with the business carried on in the Premises during the Term and the Tenant’s use thereof shall be subject to such reasonable regulation as the Landlord may from time to time impose.
3.2 Compliance with Laws. The Premises shall be used and occupied in a safe, careful, and proper manner so as not to contravene any present or future governmental or quasi governmental laws, regulations, or orders (collectively, “Legal Requirements”), or the requirements of the Landlord’s or Tenant’s insurers (collectively, “Insurance Requirements”). If due to the Tenant’s use of the Premises, repairs, improvements, or alterations are necessary to comply with any of the foregoing, the Tenant shall pay the entire cost thereof.
3.3 Signs. Except with the prior written consent of the Landlord, the Tenant shall not erect, install, display, inscribe, paint, or affix any signs, lettering, or advertising medium upon or above any exterior portion of the Premises. Landlord, at its expense, will provide one building standard identification sign outside the principal entry to the Premises and will provide space on a directory in the Building lobby.
3.4 Environmental Provisions. Tenant agrees that it will not use or employ the Landlord’s and/or the Building property, facilities, equipment, or services to handle, transport, store, treat, or dispose of any hazardous waste or hazardous substance, whether or not it was generated or produced on the Premises (other than general cleaning and office supplies used in the ordinary course of business and in compliance with all Legal Requirements); and Tenant further agrees that any activity on or relating to the Premises shall be conducted in full compliance with all applicable laws. Tenant agrees to defend, indemnify, and hold harmless Landlord against any and all claims, costs, expenses, damages, liability, and the like, which Landlord may hereafter be liable for, suffer, incur, or pay arising under any applicable laws and resulting from or arising out of any breach of Tenant’s covenants contained in this Section 3.4, or out of any act, activity, or violation of any applicable laws on the part of Tenant, its agents, employees, or assigns. Tenant’s liability under this Section 3.4 shall survive the expiration or any termination of this Lease.
ARTICLE IV
ACCESS AND ENTRY
4.1 Right of Examination. The Landlord shall be entitled at all reasonable times and upon reasonable notice (but no notice is required in emergencies) to enter the Premises to examine them; to make such repairs, alterations, or improvements thereto as the Landlord considers necessary or reasonably desirable; to have access to underfloor facilities and access panels to mechanical shafts and risers and to check, calibrate, adjust, and balance controls and other parts of the heating, air conditioning, ventilating, climate control, telecommunications and other Building systems. The Landlord reserves to itself the right to install, maintain, use, and repair pipes, ducts, conduits, vents, wires, and other installations leading in, through, over, or under the Premises, and for this purpose, the Landlord may take all material into and upon the Premises which is required therefor. The Tenant shall not unduly obstruct any pipes, conduits, or mechanical or other electrical equipment so as to prevent reasonable access thereto. The Landlord reserves the right to use all exterior walls and roof area. The Landlord shall exercise its rights under this Section, to the extent possible in the circumstances, in such manner so as to minimize interference with the Tenant’s use and enjoyment of the Premises.
4.2 Right to Show Premises. The Landlord and its agents have the right to enter the Premises at all reasonable times and upon reasonable notice to show them to prospective purchasers, lenders, or anyone having a prospective interest in the Building, and, during the last six months of the Term (or the last six (6) months of any renewal term if this Lease is renewed), to show them to prospective tenants.
ARTICLE V
MAINTENANCE, REPAIRS, AND ALTERATIONS
5.1 Maintenance and Repairs by Landlord. The Landlord covenants to keep the following in good repair as a prudent owner: (i) the structure of the Building including exterior walls, windows (unless damaged by Tenant, in which event Tenant shall repair same) and roofs; (ii) the mechanical, electrical, HVAC, and other base building systems (except such as may be installed by or be the property of the Tenant or as may be serving only the Premises); and (iii) the entrances, sidewalks, corridors, parking areas and other facilities from time to time comprising the Common Areas. The cost of such maintenance and repairs shall be included in Operating Costs. So long as the Landlord is acting in good faith, the Landlord shall not be responsible for any damages caused to the Tenant by reason of failure of any equipment or facilities serving the Building or delays in the performance of any work for which the Landlord is responsible pursuant to this Lease. Notwithstanding any other provisions of this Lease, if any part of the

Building is damaged or destroyed or requires repair, replacement, or alteration as a result of the act or omission of the Tenant, its employees, agents, invitees, licensees, or contractors, Landlord shall have the right to perform same and the cost of such repairs, replacement, or alterations shall be paid by the Tenant to the Landlord upon demand. In addition, if, in an emergency, it shall become necessary to make promptly any repairs or replacements required to be made by Tenant, Landlord may enter the Premises and proceed forthwith to have the repairs or replacements made and pay the costs thereof. Upon demand, Tenant shall reimburse Landlord for the cost of making the repairs.
5.2 Maintenance and Repairs by Tenant. The Tenant shall, at its sole cost, repair and maintain the Premises (including, without limitation, floor and wall coverings and non-Building standard electric light bulbs and tubes and tube casings installed by Tenant) exclusive of base building mechanical and electrical systems, all to a standard consistent with a first class office building, with the exception only of those repairs which are the obligation of the Landlord pursuant to this Lease. All repair and maintenance performed by the Tenant in the Premises shall be performed by contractors or workmen designated or approved by the Landlord. At the expiration or earlier termination of the Term, the Tenant shall surrender the Premises to the Landlord in as good condition and repair as the Tenant is required to maintain the Premises throughout the Term, reasonable wear and tear excepted.
5.3 Approval of Tenant’s Alterations. No alterations (including, without limitation, repairs, replacements, additions, or modifications to the Premises by Tenant), other than minor or cosmetic alterations which are interior and nonstructural, shall be made to the Premises without the Landlord’s written approval, which, as to exterior or structural alterations and alterations which affect the base Building Systems, may be withheld in Landlord’s sole discretion. Any alterations by Tenant shall be performed at the sole cost of the Tenant, by contractors and workmen approved by the Landlord and insured to Landlord’s reasonable satisfaction, in a good and workmanlike manner, and in accordance with all applicable laws and regulations. As to interior, nonstructural alterations which do not affect the base Building systems, Landlord’s approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall pay to Landlord or Landlord’s designee a fee for the supervision of any alterations made by or on behalf of Tenant equal to 5% of all hard costs and soft costs (including, without limitation, all permitting fees) incurred by Tenant in connection therewith. Such fee shall be due and payable within 10 days following written demand therefor by Landlord.
5.4 Removal of Improvements and Fixtures. All leasehold improvements (other than unattached, movable trade fixtures which can be removed without damage to the Premises) shall at the expiration or earlier termination of this Lease become the Landlord’s property. The Tenant may, during the Term, in the usual course of its business, remove its trade fixtures, provided that the Tenant is not in default under this Lease; and the Tenant shall, at the expiration or earlier termination of the Term, at its sole cost, remove such of the leasehold improvements (except for improvements installed by Landlord prior to the Commencement Date) and trade fixtures in the Premises as the Landlord shall require to be removed and restore the Premises to the condition existing prior to the installation thereof. The Tenant shall at its own expense repair any damage caused to the Premises and the Building by such removal. If the Tenant does not remove its trade fixtures at the expiration or earlier termination of the Term, the trade fixtures shall, at the option of the Landlord, become the property of the Landlord and may be removed from the Premises and sold or disposed of by the Landlord in such manner as it deems advisable without any accounting to Tenant.
5.5 Liens. The Tenant shall promptly pay for all materials supplied and work done in respect of the Premises for work contracted for by Tenant or its agents, employees or contractors so as to ensure that no lien is recorded against any portion of the Building or against the Landlord’s or Tenant’s interest therein. If a lien is so recorded, the Tenant shall discharge it promptly by payment or bonding. If any such lien against the Building or Landlord’s interest therein is recorded and not discharged by Tenant as above required within 15 days following recording, the Landlord shall have the right to remove such lien by bonding or payment and the cost thereof shall be paid immediately by Tenant to Landlord. Landlord and Tenant expressly agree and acknowledge that no interest of Landlord in the Premises or the Building shall be subject to any lien for improvements made by Tenant in or for the Premises, and the Landlord shall not be liable for any lien for any improvements made by Tenant, such liability being expressly prohibited by the terms of this Lease. In accordance with applicable laws of the State of Florida, Landlord has filed in the public records of Miami-Dade County, Florida, a public notice containing a true and correct copy of this paragraph, and Tenant hereby agrees to inform all contractors and materialmen performing work in or for or supplying materials to the Premises of the existence of said notice.
5.6 Services; Utilities. Landlord shall, as part of Operating Costs, furnish the Premises with the following services in the manner that such services are furnished in comparable office buildings in the area: (a) electricity for lighting and the operation of office machines, (b) heating, ventilation, and air conditioning (“HVAC”) to the extent reasonably required for the comfortable occupancy by Tenant in its use of the Premises during the period from 8:00 a.m. to 6:00 p.m. on weekdays, and from 8:00 a.m. to 1:00 p.m. on Saturdays, except for holidays declared by the federal government or such shorter periods as may be prescribed by any applicable policies or regulations adopted by any utility or governmental agency, (c) elevator service, (d) rest room supplies, (e) window washing with reasonable frequency, and (f) daily janitor service five (5) days a week. HVAC service at times other than 8:00 a.m. to 6:00 p.m., Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday shall be provided by Landlord, at Tenant’s expense, upon written request by Tenant delivered to Landlord prior to 1:00 p.m. on the date for which service is needed, or, if for a Saturday or Sunday, prior to 1:00 p.m. at least one (1) Business Day in advance of the date for which such service is needed. With respect to any such after-hours HVAC service, the initial cost for such additional service shall be Thirty and No/100 ($30.00) Dollars per hour, plus tax, which rate may be adjusted by Landlord in its sole discretion. In addition, Landlord shall provide security to the Building in the manner required similar to other comparable office buildings in Coral Gables. The Tenant shall pay to the Landlord, or as the Landlord directs, all gas, electricity, water, and other utility charges applicable to the Premises as separately metered or, if not so metered, as part of Tenant’s Proportionate Share of Increased Operating Costs.

ARTICLE VI
INSURANCE AND INDEMNITY
6.1 Tenant’s Insurance. Tenant will throughout the Term (and any other period when Tenant is in possession of the Premises) carry and maintain, at its sole cost and expense, the following types of insurance, which shall provide coverage on an occurrence basis, with respect to the Premises, in the amounts specified with commercially reasonable deductible amounts and in the form hereinafter provided for:
(a)	Commercial General Liability Insurance. Commercial general liability insurance covering claims arising from bodily injury and property damage with minimum limits of $1,000,000.00 per occurrence and $1,000,000.00 general aggregate and insuring against legal liability of the insured with respect to the Premises or arising out of the maintenance, use or occupancy thereof. Said insurance shall include, but not be limited to, independent contractor liability coverage, and the Broad Form Commercial General Liability Endorsement, including contractual liability arising under this Lease, and premises medical payments.

(b)	Comprehensive Automobile Liability Insurance. Comprehensive automobile liability insurance with a limit of not less than $1,000,000.00 per occurrence for bodily injury, $500,000.00 per person and $100,000.00 property damage or a combined single limit of $1,000,000 for owned vehicles.

(c)	Excess Liability Insurance. Umbrella liability insurance with a limit of not less than $2,000,000.00 per occurrence.

(d)	Property Insurance. Extended or broad form coverage property insurance on a replacement cost basis, with coverage equal to not less than 80% of the full replacement value of all personal property, decorations, trade fixtures, furnishings, equipment, alterations, leasehold improvements and betterments made by Tenant, all other contents located or placed in the Premises and Tenant improvements to the extent they are in excess of the Tenant Improvement Allowance. In the event any casualty occurs, Tenant agrees to pay the difference between the insurance coverage required to be maintained by this subparagraph of this Section 6.1 and an insurance policy offering coverage of the full replacement value of the property described in this subparagraph which Tenant actually replaces. Tenant’s policy will also include business interruption/extra expense coverage in sufficient amounts.

(e)	Workers’ Compensation and Employers’ Liability Insurance. Workers’ Compensation Insurance covering all employees of Tenant, as required by the laws of the State of Florida and Employers’ Liability coverage subject to a limit of no less than $100,000 each employee, $100,000 each accident, and $500,000 policy limit.

(f)	Other. Any other form of insurance which the Tenant or the Landlord, acting reasonably, requires from time to time in form, in amounts, and for risks against which a prudent tenant would insure and so long as such other insurance is required of a majority of all Building tenants.
All policies referred to above shall: (i) be taken out with insurers licensed to do business in Florida and having an A.M. Best A-Class 9 rating or otherwise reasonably approved by Landlord in writing; (ii) be in a form reasonably satisfactory to the Landlord; (iii) be non-contributing with, and shall apply only as primary and not as excess to any other insurance available to the Landlord or any mortgagee of Landlord; (iv) contain an undertaking by the insurers to notify the Landlord by certified mail not less than 30 days prior to any cancellation or termination, (v) with respect to subsection (a), contain demolition cost, and increased cost of construction endorsements and contain a waiver of subrogation rights which the Tenant’s insurers may have against the Landlord and against those for whom the Landlord is in law responsible including, without limitation, its directors, officers, agents, and employees, and (except with respect to the Tenant’s chattels) incorporating a standard New York mortgagee endorsement (without contribution), and (vi) with respect to Subsections (a) and (c) name Landlord, the property manager and any mortgagee of Landlord as additional insureds. Certificates of insurance or, if required by a mortgagee, copies of such insurance policies certified by an authorized officer of Tenant’s insurer as being complete and current, shall be delivered to the Landlord prior to the Commencement Date, and following the Commencement Date, promptly upon Landlord’s request. If a) the Tenant fails to take out or to keep in force any insurance referred to in this Section 6.1, or should any such insurance not be approved by either the Landlord or any mortgagee, and b) the Tenant does not commence and continue to diligently cure such default within three (3) Business Days after written notice by the Landlord to the Tenant specifying the nature of such default, then the Landlord has the right, without assuming any obligation in connection therewith, to effect such insurance at the sole cost of the Tenant and all outlays by the Landlord shall be paid by the Tenant to the Landlord without prejudice to any other rights or remedies of the Landlord under this Lease. The Tenant shall not keep or use in the Premises any article which may be prohibited by any fire or casualty insurance policy in force from time to time covering the Premises or the Building.
6.2 Indemnification.
(a) Indemnification by Tenant. Tenant shall, and does hereby indemnify, defend and hold harmless Landlord, its partners, principals, and agents from and against all claims, causes of actions, liabilities, judgments, damages, losses (including, without limitation, loss of Base Rent and Additional Rent payable in respect of the Premises), costs and expenses, including reasonable attorneys’ fees and costs through all appeals, incurred or suffered by Landlord, its partners, principals and agents, and arising from or in any way connected with (i) the Premises or the use or occupancy thereof (unless caused solely by the gross negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors) or (ii) any acts, omissions, neglect or fault of Tenant or any of Tenant’s agents or employees, including, but not limited to, any breach of this Lease or (iii) any of Tenant’s telecommunications work, provider work, or the installation, repair, alteration, maintenance, replacement, use, operation, modification or removal of Tenant’s lines and equipment, including but not limited to, the costs of repair, the costs of handling complaints from other tenants in the Building, any damages resulting from the interruption in service to other tenants in the Building, and including any death, personal injury or property damage occurring in or about the Premises or the Building or arising from hazardous substances brought upon the Premises or the Building by Tenant or any of Tenant’s agents, contractors or employees. Tenant will reimburse Landlord upon request for all reasonable costs incurred by Landlord in the interpretation and enforcement of any provisions of this Lease and the collection of any sums due to Landlord under this Lease, including collection agency fees, and reasonable attorneys’ fees and costs, regardless of whether litigation is commenced, and through all appellate actions and proceedings if litigation is commenced.
(b) Indemnification by Landlord. Landlord shall, and does hereby indemnify, defend and hold harmless Tenant from and against all claims, causes of actions, liabilities, judgments, damages, losses, costs and expenses, including reasonable attorneys’ fees and costs through all appeals, incurred or suffered by Tenant, arising from or in any way connected with Landlord’s gross negligence or willful misconduct.
6.3 Loss or Damage. The Landlord shall not be liable for any death or injury arising from or out of any occurrence in, upon, at, or relating to the Building or damage to property of the Tenant or of others located on the Premises or elsewhere in the Building, nor shall it be responsible for any loss of or damage to any property of the Tenant or others from any cause, UNLESS SUCH DEATH, INJURY, LOSS, OR DAMAGE RESULTS FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LANDLORD. Without limiting the generality of the foregoing, the Landlord shall not be liable for any injury or damage to Persons or property resulting from fire, explosion, falling plaster, falling ceiling tile, falling fixtures, steam, gas, electricity, water, rain, flood, or leaks from any part of the Premises or from the pipes, sprinklers, appliances, plumbing works, roof, windows, or subsurface of any floor or ceiling of the Building or from the street or any other place or by dampness, or by any other cause whatsoever, unless such injury or damage results from the gross negligence or willful misconduct of the Landlord.
6.4 Landlord’s Insurance. The Landlord shall throughout the Term carry: (i) “all risks” insurance on the Building and the machinery and equipment contained in or servicing the Building and owned by the Landlord (excluding any property with respect to which the Tenant and other tenants are obliged to insure pursuant to Section 6.1 or similar Sections of their respective leases); (ii) public liability and property damage insurance with respect to the Landlord’s operations in the Building; and (iii) such other forms of insurance as the Landlord or its mortgagee reasonably considers advisable. Such insurance shall be in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a similar building, having regard to size, age, and location.
6.5 Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, Landlord and Tenant each hereby waives on behalf of itself and its insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action, against the other, its agents, officers, or employees, for any loss or damage that may occur to the Premises, or any improvements thereto or the Building of which the Premises are a part, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other causes which are, or could be (if reasonably available), insured against under the terms of the standard fire and extended coverage insurance policies referred to in this Lease, regardless of whether such insurance is actually maintained and regardless of the cause or origin of the damage involved, including negligence of the other party hereto, its agents, officers, or employees.
ARTICLE VII
DAMAGE AND DESTRUCTION
7.1 Damage to Premises. If the Premises are partially destroyed due to fire or other casualty, the Landlord shall diligently repair the Premises, to the extent of its obligations under Section 5.1, and Base Rent shall abate proportionately to the portion of the Premises, if any, rendered untenantable from the date of destruction or damage until the Landlord’s repairs have been substantially completed. If the Premises are totally destroyed due to fire or other casualty, the Landlord shall diligently repair the Premises to the extent only of its obligations pursuant to Section 5.1, and Base Rent shall abate entirely from the date of destruction or damage to such date which is the earlier of (i) the date tenantable, or (ii) 30 days after Landlord’s repairs have been substantially completed. Upon being notified by the Landlord that the Landlord’s repairs have been substantially completed, the Tenant shall diligently perform all other work required to fully restore the Premises for use in the Tenant’s business, in every case at the Tenant’s cost and without any contribution to such cost by the Landlord, whether or not the Landlord has at any time made any contribution to the cost of supply, installation, or construction of leasehold improvements in the Premises. Tenant agrees that during any period of reconstruction or repair of the Premises, it will continue the operation of its business within the Premises to the extent practicable. If all or any part of the Premises shall be damaged by fire or other casualty and the fire or other casualty is caused by the fault of neglect of Tenant or Tenant’s agents, guests, or invitees, rent and all other charges shall not abate.
7.2 Termination for Damage. Notwithstanding Section 7.1, if damage or destruction which has occurred to the Premises or the Building is such that in the reasonable opinion of the Landlord such reconstruction or repair cannot be completed within 270 days of the happening of the damage or destruction, the Landlord may, at its option, terminate this Lease on notice to the Tenant given within thirty (30) days after such damage or destruction and the Tenant shall immediately deliver vacant possession of the Premises in accordance with the terms of this Lease.
ARTICLE VIII
ASSIGNMENT, SUBLEASES, AND TRANSFERS
8.1 Transfer by Tenant. The Tenant shall not enter into, consent to, or permit any Transfer, as hereinafter defined, without the prior written consent of the Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Lease, “Transfer” means an assignment of this Lease in whole or in part; a sublease of all or any part of the Premises; any transaction whereby the rights of the Tenant under this Lease or to the Premises are transferred to another; any mortgage or encumbrance of this Lease or the Premises or any part thereof or other arrangement under which either this Lease or the Premises become security for any indebtedness or other obligations; and if Tenant is a corporation, limited liability company or a partnership, the transfer of a controlling interest in the stock of the corporation or membership or partnership interests, as applicable. If there is a permitted Transfer, the Landlord may collect rent or other payments from the transferee and apply the net amount collected to the rent or other payments required to be paid pursuant to this Lease but no acceptance by the Landlord of any payments by a transferee shall be deemed a waiver of any provisions hereof regarding Tenant. Notwithstanding any Transfer, the Tenant shall not be released from any of its obligations under this Lease. The Landlord’s consent to any Transfer shall be subject to the further condition that if the Base Rent and Additional Rent pursuant to such Transfer exceeds the Base Rent and Additional Rent payable under this Lease, the amount of such excess shall be paid to the Landlord. If, pursuant to a permitted Transfer, the Tenant receives from the transferee, either directly or indirectly, any consideration other than Base Rent and Additional Rent for such Transfer, either in the form of cash, goods, or services, the Tenant shall, upon receipt thereof, pay to the Landlord an amount equivalent to such consideration.
Notwithstanding anything to the contrary contained in this Section 8.1, if Tenant desires to assign this Lease or to enter into a sublease of all or any portion of the Premises, Landlord shall have the option to terminate this Lease (in the case of a proposed assignment by Tenant) or to exclude from the Premises covered by this Lease the space proposed to be sublet by Tenant, effective as of the proposed Commencement Date of the proposed assignment or sublease by Tenant. Landlord may exercise said option by giving Tenant written notice within twenty (20) days after receipt by Landlord of Tenant’s notice of the proposed assignment or sublease. If Landlord exercises said option, Tenant shall surrender possession of the Premises or the proposed sublease space to Landlord on the effective date of the termination of this Lease or the exclusion of said space from the Premises covered by this Lease, as applicable, and, except as otherwise provided herein, neither party hereto shall have any further rights or liabilities with respect to the Premises or said sublease space arising under this Lease, as applicable. Effective as of the date of exclusion of any portion of the Premises covered by this Lease pursuant to this Paragraph, unless the sublease specifies the exact per square foot rate for the Base Rent applicable to the excluded space (in which event the Base Rent for this Lease shall be reduced by such rate multiplied by the applicable excluded square footage), (i) the Base Rent shall be reduced in the same proportion as the number of square feet of net rentable area contained in the portion of the Premises so excluded bears to the number of square feet of Gross Rentable Area contained in the Premises immediately prior to such exclusion, (ii) the Gross Rentable Area of the Premises shall be decreased by the number of square feet of rentable area contained in the portion of the Premises so excluded, for all purposes under this Lease, and (iii) the number of parking spaces to which Tenant is entitled shall be reduced in the same proportion as the Base Rent is reduced.
Notwithstanding anything to the contrary contained in this Lease, Tenant may assign this Lease or sublet all or any portion of the Premises from time to time, without Landlord’s consent but only after five Business Days’ prior written notice (unless prior notice is prohibited by law), to any entity controlling, controlled by or under common control with Tenant, or to any successor of Tenant resulting from a merger or consolidation of Tenant, or as a result of a sale by Tenant of all or substantially all of its assets or stock, provided that no such transfer shall relieve Tenant from any liability under this Lease, whether accrued to the date of such transfer or thereafter accruing. In addition, any change in the controlling interest in the stock of Tenant as a result of an initial public offering of Tenant’s stock, and any transfer of the capital stock of Tenant by persons or parties through the “over-the-counter market” or through any recognized stock exchange or through a tender offer, shall not be deemed to be a Transfer requiring Landlord’s consent. Landlord shall not be entitled to receive any portion of the excess rent as described above arising out of an assignment or sublease not requiring Landlord’s consent.
8.2 Assignment by Landlord. The Landlord shall have the unrestricted right to sell, lease, convey, or otherwise dispose of the Building or any part thereof and this Lease or any interest of the Landlord in this Lease. To the extent that the purchaser or assignee from the Landlord assumes the obligations of the Landlord under this Lease, the Landlord shall thereupon and without further agreement be released of all further liability under this Lease. If the Landlord sells its interest in the Premises, it shall deliver any security deposit made pursuant to this Lease to the purchaser and the Landlord will thereupon be released from any further liability with respect to any such security deposit or its return to the Tenant and the purchaser shall become directly responsible to Tenant.
ARTICLE IX
DEFAULT
9.1 Defaults. A default by Tenant shall be deemed to have occurred hereunder, if and whenever: (i) any Base Rent or Tenant’s Proportionate Share of Increased Operating Costs or any amounts due under the parking agreement referred to in Article XIII hereof is not paid within five days after becoming due whether or not any notice or demand for payment has been made by the Landlord or the operator of the parking facility; (ii) any other Additional Rent is in arrears and is not paid within 10 days after written demand by the Landlord; (iii) the Tenant has breached any of its obligations in this Lease or in the parking agreement referred to in Article XIII hereof (other than the payment of Rent or parking charges) and the Tenant fails to remedy such breach within 30 days (or such shorter period as may be provided in this Lease or such parking agreement), or if such breach cannot reasonably be remedied within 30 days (or such shorter period), then if the Tenant fails promptly to commence to remedy and thereafter proceed diligently to remedy such breach within 90 days, in each case after notice in writing from the Landlord or the operator of the parking facility, as applicable; (iv) the Tenant becomes bankrupt or insolvent; or (v) any of the Landlord’s policies of insurance with respect to the Building are canceled or adversely changed as a result of Tenant’s use or occupancy of the Premises.
9.2 Remedies. In the event of any default hereunder by Tenant, then without prejudice to any other rights which it has pursuant to this Lease or at law or in equity, the Landlord shall have the following rights and remedies, which are cumulative and not alternative:

(a)	Landlord may cancel this Lease by notice to the Tenant and retake possession of the Premises for Landlord’s account. Tenant shall then quit and surrender the Premises to Landlord. Tenant’s liability under all of the provisions of this Lease shall continue notwithstanding any expiration and surrender, or any re-entry, repossession, or disposition hereunder.

(b)	To the extent permitted by applicable laws, Landlord may enter the Premises as agent of the Tenant to take possession of any property of the Tenant on the Premises, to store such property at the expense and risk of the Tenant or to sell or otherwise dispose of such property in such manner as the Landlord may see fit without notice to the Tenant. To the extent permitted by applicable laws, re-entry and removal may be effectuated by summary dispossess proceedings, by any suitable action or proceeding, or otherwise. Landlord shall not be liable in any way in connection with its actions pursuant to this Section, to the extent that its actions are in accordance with law.

(c)	If this Lease is canceled under subsection (a) above, Tenant shall remain liable (in addition to accrued liabilities) to the extent legally permissible for all rent and all of the charges Tenant would have been required to pay until the date this Lease would have expired had such cancellation not occurred. Tenant’s liability for rent shall continue notwithstanding re-entry or repossession of the Premises by Landlord. In addition to the foregoing, Tenant shall pay to Landlord such sums as the court which has jurisdiction thereover may adjudge as reasonable attorneys’ fees with respect to any successful lawsuit or action instituted by Landlord to enforce the provisions of this Lease.

(d)	Landlord may relet all or any part of the Premises for all or any part of the unexpired portion of the Term of this Lease or for any longer period, and may accept any rent then attainable; grant any concessions of Rent, and agree to paint or make any special repairs, alterations, and decorations for any new Tenant as it may deem advisable in its sole and absolute discretion. Landlord shall be under no obligation to relet or to attempt to relet the Premises, but if Landlord elects to do so, Landlord shall use commercially reasonable efforts to relet the Premises.

(e)	Landlord may without terminating or canceling this Lease declare all amounts and rents due under this Lease for the remainder of the existing Lease term (or any applicable extension or renewal thereof) to be immediately due and payable, and thereupon all rents and other charges due hereunder to the end of the initial term or any renewal term, if applicable, shall be accelerated. In such event Additional Rental due until the end of the initial term or any extension or renewal term shall be calculated by adding the amount of five percent (5%) per year to the amount of Additional Rental last payable by Tenant under this Lease. An annual discount rate of five percent (5%) shall be used in calculating the present value of sums due to Landlord in the event of such acceleration.

(f)	Landlord may remedy or attempt to remedy any default of the Tenant under this Lease for the account of the Tenant and to enter upon the Premises for such purposes. No notice of the Landlord’s intention to perform such covenants need be given the Tenant unless expressly required by this Lease. The Landlord shall not be liable to the Tenant for any loss or damage caused by acts of the Landlord in remedying or attempting to remedy such default and the Tenant shall pay to the Landlord all expenses incurred by the Landlord in connection with remedying or attempting to remedy such default. Any expenses incurred by Landlord shall accrue interest from the date of payment by Landlord until repaid by Tenant at the highest rate permitted by law.
9.3 Costs. The Tenant shall pay to the Landlord on demand all costs incurred by the Landlord, including attorneys’ fees and costs at all tribunal levels, incurred by the Landlord in enforcing any of the obligations of the Tenant under this Lease. In addition, upon any default by Tenant, Tenant shall be also liable to Landlord for the expenses to which Landlord may be put in re-entering the Premises; repossessing the Premises; painting, altering, or dividing the Premises; combining the Premises with an adjacent space for any new tenant; putting the Premises in proper repair; protecting and preserving the Premises by placing watchmen and caretakers therein; reletting the Premises (including attorneys’ fees and disbursements, marshall’s fees, and brokerage fees, in so doing); and any other expenses reasonably incurred by Landlord.
9.4 Additional Remedies; Waiver. The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now and hereinafter provided by law. All rights and remedies shall be cumulative and non-exclusive of each other. No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to, a default.
9.5 Default by Landlord. In the event of any default by Landlord, Tenant’s exclusive remedy shall be an action for damages, but prior to any such action Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall have a period of 30 days following the date of such notice in which to commence the appropriate cure of such default. Unless and until Landlord fails to commence and diligently pursue the appropriate cure of such default after such notice or complete same within a reasonable period of time, Tenant shall not have any remedy or cause of action by reason thereof. Notwithstanding any provision of this Lease, Landlord shall not at any time have any personal liability under this Lease. In the event of any breach or default by Landlord of any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then-owned by Landlord in the Building, and in no event shall any deficiency judgment be sought or obtained against Landlord.
9.6 Prevailing Party. Notwithstanding anything to the contrary contained in this Lease, in the event of any litigation between Landlord and Tenant arising out of this Lease or Tenant’s use and occupancy of the Premises, the prevailing party shall be entitled to recover its costs and expenses incurred in such litigation, including reasonable attorneys’ fees, at all levels, including appeals.
9.7 Personal Liability. The liability of Landlord for any default by Landlord under this Lease shall be limited to the interest of Landlord in the Building and Tenant agrees to look solely to Landlord’s interests in the Building for the recovery of any judgment from the Landlord, it being intended that Landlord shall not be personally liable for any judgment of deficiency.

9.8 WAIVER BY TENANT. Tenant expressly waives all of the following: (i) The requirement under Chapter 83.12 of the Florida Statutes that the plaintiff in his distress for rent action file a bond payable to the Tenant in at least double the sum demanded by the plaintiff, it being understood that no bond shall be required in any such action; (ii) The right of Tenant under Chapter 83.14 of the Florida Statutes to replevy distrained property; (iii) In the event of suit by or against Landlord, then the venue of such suit shall be in Miami-Dade County, Florida, and the Tenant hereby waives for itself whatever rights it may have in the selection of venue; (iv) Trial by jury in connection with the proceedings or claims brought by either of the parties against the other; (v) the right of counterclaim in any action brought by Landlord against Tenant for damages or for possession of the Premises due to nonpayment of Base Rent or other sums required of Tenant under this Lease; and (vi) The notice requirement set forth in section 83.20 of the Florida Statutes.
ARTICLE X
ESTOPPEL CERTIFICATE; SUBORDINATION
10.1 Estoppel Certificate. Within 10 days after written request by the Landlord, the Tenant shall deliver in a form supplied by the Landlord, an estoppel certificate to the Landlord as to the status of this Lease, including whether this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and identifying the modification agreements); the amount of Base Rent and Additional Rent then being paid and the dates to which same have been paid; whether or not there is any existing or alleged default by either party with respect to which a notice of default has been served, or any facts exist which, with the passing of time or giving of notice, would constitute a default and, if there is any such default or facts, specifying the nature and extent thereof; and any other matters pertaining to this Lease as to which the Landlord shall request such certificate. The Landlord, and any prospective purchaser, lender, or ground lessor shall have the right to rely on such certificate.
10.2 Subordination; Attornment. This Lease and all rights of the Tenant shall be subject and subordinate to any and all mortgages, security agreements, or like instruments resulting from any financing, refinancing, or collateral financing (including renewals or extensions thereof), and to any and all ground leases, made or arranged by Landlord of its interests in all or any part of the Building), from time to time in existence against the Building, whether now existing or hereafter created. Such subordination shall not require any further instrument to evidence such subordination. However, on request, the Tenant shall further evidence its agreement to subordinate this Lease and its rights under this Lease to any and all documents and to all advances made under such documents. The form of such subordination shall be made as required by the Landlord, its lender, or ground lessor. In the event of the enforcement by a lender of the remedies provided for by law or by any mortgage now or hereafter encumbering the Building or any portion thereof, Tenant will, upon request of any person succeeding to the interest of Landlord as a result of such enforcement, automatically become the lessee of said successor in interest, without change in the terms or other provisions of this Lease; provided, however, that said successor in interest shall not be (i) bound by any payment of Rent or Additional Rent for more than one (1) month in advance, except for the Security Deposit and any other prepayments in the nature of security for the performance by Tenant of its obligations under the Lease and provided said successor in interest actually receives such funds; (ii) liable for any act, omission or default of any prior Landlord; (iii) subject to any offsets, claims or defenses that Tenant may have against any prior Landlord; or (iv) bound by any amendment or modification of the Lease made without the consent of lender or such successor in interest. Within seven (7) days of a request by said successor in interest, Tenant shall execute and deliver an instrument or instruments confirming such attornment.
ARTICLE XI
CONTROL OF BUILDING BY LANDLORD
11.1 Use and Maintenance of Common Areas. The Tenant and those doing business with Tenant for purposes associated with the Tenant’s business on the Premises, shall have a non-exclusive license to use the Common Areas for their intended purposes during normal business hours in common with others entitled thereto and subject to any reasonable rules and regulations imposed by the Landlord. The Landlord shall keep the Common Areas in good repair and condition and shall clean the Common Areas when necessary. Landlord shall not be liable for any damage to automobiles of any nature whatsoever to, or any theft of, automobiles or other vehicles or the contents thereof, while in or about the parking facility. The Tenant acknowledges that its non-exclusive right to use any parking facilities forming part of the Building may be subject to such rules and regulations as reasonably imposed by the operator of the parking facility from time to time. The Tenant acknowledges that all Common Areas shall at all times be under the exclusive control and management of the Landlord. For purposes of this Lease, “Common Areas” shall mean those areas, facilities, utilities, improvements, equipment, and installations of the Building which serve or are for the benefit of the tenants of more than one component of the Building and which are not designated or intended by the Landlord to be leased, from time to time, or which are provided or designated from time to time by the Landlord for the benefit or use of all tenants in the Building, their employees, customers, and invitees, in common with others entitled to the use or benefit of same, provided that the parking facility within the Building shall not be considered part of the Common Areas.
11.2 Alterations by Landlord. The Landlord may (i) alter, add to, subtract from, construct improvements on, re-arrange, and construct additional facilities in, adjoining, or proximate to the Building; (ii) relocate the facilities and improvements in or comprising the Building or erected on the land; (iii) do such things on or in the Building as required to comply with any laws, by-laws, regulations, orders, or directives affecting the land or any part of the Building; and (iv) do such other things on or in the Building as the Landlord, in the use of good business judgment determines to be advisable, provided that notwithstanding anything contained in this Section 11.2, access to the Premises shall be available at all times, except in the case of emergencies. The Landlord shall not be in breach of its covenants for quiet enjoyment or liable for any loss, costs, or damages, whether direct or indirect, incurred by the Tenant due to any of the foregoing.

11.3 Access. Access to the Premises shall be available to Tenant 24 hours per day, 7 days per week, 365 days per year, subject to reasonable security measures and except for emergency events which cause the Landlord to limit access to tenants.
11.4 Tenant Relocation. Landlord shall have the right, at any time upon sixty (60) days written notice to Tenant, to relocate Tenant into other space within the Building comparable to the Premises (including a comparable view and location). Upon such relocation, such new space shall be deemed the Premises and the prior space originally demised shall in all respects be released from the effect of this Lease. If the Landlord elects to relocate Tenant as above described, (i) the new space shall contain approximately the same as, or greater usable area than the original space, (ii) the Landlord shall improve the new space, at Landlord’s sole cost, to at least the standards of the original space, (iii) the Landlord shall pay the reasonable costs of moving Tenant’s trade fixtures and furnishings, computers and telecommunications wiring from the original space to the new space, (iv) as total compensation for all other costs, expenses, and damages which Tenant may suffer in connection with the relocation, including but not limited to, lost profit or business interruption, no Base Rent or Operating Costs shall be due or payable for the first two (2) calendar months of Tenant’s occupancy of the new space, and Landlord shall not be liable for any further indirect or special expenses of Tenant resulting from the relocation, (v) Base Rent, Tenant’s proportionate share of Increased Operating Costs, and all other charges hereunder shall be the same for the new space as for the original space, notwithstanding that the new space may be larger than the original space, and (vi) all other terms of this Lease shall apply to the new space as the Premises, except as otherwise provided in this paragraph.
ARTICLE XII
CONDEMNATION
12.1 Total or Partial Taking. If the whole of the Premises, or such portion thereof as will make the Premises unusable for the purposes leased hereunder, shall be taken by any public authority under the power of eminent domain or sold to public authority under threat or in lieu of such taking, the Term shall cease as of the day possession or title shall be taken by such public authority, whichever is earlier (“Taking Date”), whereupon the rent and all other charges shall be paid up to the Taking Date with a proportionate refund by Landlord of any rent and all other charges paid for a period subsequent to the Taking Date. If less than the whole of the Premises, or less than such portion thereof as will make the Premises unusable for the purposes leased hereunder, the Term shall cease only as to the part so taken as of the Taking Date, and Tenant shall pay rent and other charges up to the Taking Date, with appropriate credit by Landlord (toward the next installment of rent due from Tenant) of any rent or charges paid for a period subsequent to the Taking Date. Base Rent and other charges payable to Landlord shall be reduced in proportion to the amount of the Premises taken.
12.2 Taking for Temporary Use. If there is a taking of the Premises for temporary use, this Lease shall continue in full force and effect, and Tenant shall continue to comply with Tenant’s obligations under this Lease, except to the extent compliance shall be rendered impossible or impracticable by reason of the taking. Base Rent and other charges payable to Landlord shall be reduced in proportion to the amount of the Premises taken for the period of such temporary use.

12.3 Award. All compensation awarded or paid upon a total or partial taking of the Premises or Building including the value of the leasehold estate created hereby shall belong to and be the property of Landlord without any participation by Tenant; Tenant shall have no claim to any such award based on Tenant’s leasehold interest. However, nothing contained herein shall be construed to preclude Tenant, at its cost, from independently prosecuting any claim directly against the condemning authority in such condemnation proceeding for damage to, or cost of removal of, stock, trade fixtures, furniture, and other personal property belonging to Tenant; provided, however, that no such claim shall diminish or otherwise adversely affect Landlord’s award or the award of any mortgagee.
ARTICLE XIII
PARKING
As long as this Lease is in full force and effect, Landlord will cause the operator of the Parking Garage to agree to provide Tenant during the Term with the number of parking spaces in the parking facility within the Building set forth in the Lease Summary, subject to Tenant’s paying all charges therefor and otherwise complying with the terms and conditions set forth in a separate parking agreement between such operator and Tenant, a copy of which is attached hereto as Exhibit C.
ARTICLE XIV
GENERAL PROVISIONS
14.1 Delay. Except as expressly provided in this Lease, whenever the Landlord or Tenant is delayed in the fulfillment of any obligation under this Lease, other than the payment of rent or other charges, by an unavoidable occurrence which is not the fault of the party delayed in performing such obligation, then the time for fulfillment of such obligation shall be extended during the period in which such circumstances operate to delay the fulfillment of such obligation.
14.2 Holding Over. If the Tenant remains in possession of the Premises after the end of the Term without having executed and delivered a new lease or an agreement extending the Term, there shall be no tacit renewal of this Lease or the Term, the Tenant shall be deemed to be in default and to be occupying the Premises as a Tenant from month to month at a monthly Base Rent payable in advance on the first day of each month equal to 150% of the monthly amount of Base Rent payable during the last month of the Term, and otherwise upon the same terms as are set forth in this Lease, so far as they are applicable to a monthly tenancy.
14.3 Waiver; Partial Invalidity. If either the Landlord or Tenant excuses or condones any default by the other of any obligation under this Lease, this shall not be a waiver of such obligation in respect of any continuing or subsequent default and no such waiver shall be implied. All of the provisions of this Lease are to be construed as covenants even though not expressed as such. If any such provision is held or rendered illegal or unenforceable it shall be considered separate and severable from this Lease and the remaining provisions of this Lease shall remain in force and bind the parties as though the illegal or unenforceable provision had never been included in this Lease.
14.4 Recording. Neither the Tenant nor anyone claiming under the Tenant shall record this Lease or any memorandum hereof in any public records without the prior written consent of the Landlord and Tenant.
14.5 Notices. Any notice, consent, or other instrument required or permitted to be given under this Lease shall be in writing and shall be delivered in person, or sent by certified mail, return receipt requested, or overnight express mail courier, postage prepaid, addressed (i) if to Landlord, at the address set forth on the Lease Summary; and (ii) if to the Tenant, at the Premises or, prior to Tenant’s occupancy of the Premises, at the address set forth on the Lease Summary. Any such notice or other instruments shall be deemed to have been given and received on the day upon which personal delivery or delivery by overnight express mail courier is made or, if mailed, then 48 hours following the date of mailing. Either party may give notice to the other of any change of address and after the giving of such notice, the address therein specified is deemed to be the address of such party for the giving of notices. If postal service is interrupted or substantially delayed, all notices or other instruments shall be delivered in person or by overnight express mail courier.
14.6 Successors; Joint and Several Liability. The rights and liabilities created by this Lease extend to and bind the successors and assigns of the Landlord and the heirs, executors, administrators, and permitted successors and assigns of the Tenant. No rights, however, shall inure to the benefit of any transferee unless such Transfer complies with the provisions of Article VIII. If there is at any time more than one Tenant or more than one person constituting the Tenant, their covenants shall be considered to be joint and several and shall apply to each and every one of them.
14.7 Captions and Section Numbers. The captions, Section numbers, article numbers, and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way affect the substance of this Lease.
14.8 Extended Meanings. The words “hereof,” “hereto,” “hereunder,” and similar expressions used in this Lease relate to the whole of this Lease and not only to the provisions in which such expressions appear. This Lease shall be read with all changes in number and gender as may be appropriate or required by the context. Any reference to the Tenant includes, when the context allows, the employees, agents, invitees, and licensees of the Tenant and all others over whom the Tenant might reasonably be expected to exercise control. This Lease has been fully reviewed and negotiated by each party and their counsel and shall not be more strictly construed against either party.
14.9 Entire Agreement; Governing Law; Time. This Lease and the Exhibits and Riders, if any, attached hereto are incorporated herein and set forth the entire agreement between the Landlord and Tenant concerning the Premises and there are no other agreements or understandings between them. This Lease and its Exhibits and Riders may not be modified except by agreement in writing executed by the Landlord and Tenant. This Lease shall be construed in accordance with and governed by the laws of the State of Florida. Time is of the essence of this Lease.
14.10 No Partnership. Nothing in this Lease creates any relationship between the parties other than that of lessor and lessee and nothing in this Lease constitutes the Landlord a partner of the Tenant or a joint venturer or member of a common enterprise with the Tenant.
14.11 Quiet Enjoyment. If the Tenant pays rent and other charges and fully observes and performs all of its obligations under this Lease, the Tenant shall be entitled to peaceful and quiet enjoyment of the Premises for the Term without interruption or interference by the Landlord or any person claiming through the Landlord.
14.12 Brokerage. Landlord and Tenant each represent and warrant one to the other that except as set forth in the Lease Summary, neither of them has employed any broker in connection with the negotiations of the terms of this Lease or the execution thereof. Landlord and Tenant hereby agree to indemnify and to hold each other harmless against any loss, expense, or liability with respect to any claims for commissions or brokerage fees arising from or out of any breach of the foregoing representation and warranty. Landlord recognizes the broker(s) specified in the Lease Summary as the sole broker(s) with whom Landlord has dealt in this transaction and agrees to pay any commissions determined to be due said broker(s). Tenant acknowledges that Flagler Real Estate Services ONCOR International represents solely the Landlord with respect to this Lease.
14.13 Trial By Jury. LANDLORD AND TENANT EACH HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY ISSUE OR CONTROVERSY ARISING UNDER THIS LEASE.
14.14 Radon. Chapter 88-285, Laws of Florida, requires the following notice to be provided with respect to the contract for sale and purchase of any building, or a rental agreement for any building:
“RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.”
14.15 Telecommunications.
(a)	Tenant shall, at Tenant’s sole cost and expense, be solely responsible for securing such telephone and other electronic telecommunications service to the Premises as Tenant may require for its use and occupancy thereof, and Landlord shall have no obligations or liability whatsoever to Tenant with respect to the provision of such services to the Premises. Subject to, and without limiting the foregoing, the Tenant is hereby advised that XO Florida, Inc. is the preferred provider (the “Provider”) in the Building of those telecommunications services which are provided over fiber optic cables.

(b)	None of Landlord’s approval of, or requirements concerning, any telecommunications work, lines, equipment, plans, specifications or drawings or any equipment related thereto, Tenant’s telecommunications provider or Tenant’s and/or Tenant’s telecommunications provider’s contractors, subcontractors, or Landlord’s designation of XO Florida, Inc. as the Provider, shall be deemed a warranty as to the adequacy, suitability, competence or financial strength thereof, and Landlord hereby disclaims any responsibility or liability for the same. Further, Landlord makes no representation to Tenant regarding the condition, security, availability, competence, financial strength or suitability for Tenant’s purposes of any telecommunications services presently located within the Building, and Tenant hereby acknowledges that Landlord shall have no obligation or liability and hereby waives any claim against Landlord for any damages or problems in the event that Tenant’s telecommunications services, lines or equipment are in any way inadequate, do not satisfy Tenant’s requirements, are interrupted, curtailed, discontinued, disconnected, terminated, damaged or otherwise interfered with, or fail, except to the extent caused by the negligence or willful misconduct of Landlord, its employees or agents (other than XO Florida, Inc). Tenant’s use of a provider other than the Provider shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed.

(c)	Any telegraphic, telephone or data lines installed in the Premises and/or the Building by or on behalf of Tenant shall be appropriately tagged with Tenant’s name and the name of the provider, and all of such wiring shall be removed by Tenant, at Tenant’s expense, upon the expiration or termination of this Lease.
14.16 Business Days. For all purposes of this Lease, a “Business Day” means any day other than a Saturday, Sunday or legal holiday in Miami-Dade County, Florida.
14.17 Authority. Tenant and Landlord and the individuals and/or entities executing this Lease on behalf of them represent to the other party to this Lease that such party is authorized to do so and that this Lease has been duly authorized and executed by such party.
(Signature page follows)

EXECUTED as of the day and year first above written.

WITNESSES:
LANDLORD:
355 Alhambra Plaza, Ltd., a Florida limited partnership
By: Alhambra GP LLC, a Delaware limited liability company

By:	JPMorgan Chase Bank, as Trustee under Amended and Restated Declaration of Trust dated as of November 13, 2001, as Amended for its Commingled Pension Trust Fund (Special Situation Property), its sole member

/s/ Laura Dore	By: /s/ Joseph B. Dobronyi, Jr.

Print Name: Laura Dore	Name: Joseph B. Dobronyi, Jr.
Title: Vice President

/s/ Adi Magan
Print Name: Adi Magan

TENANT:

Catalyst Pharmaceutical Partners, Inc.

/s/ Jack Weinstein
Jack Weinstein

/s/ Elisa Diaz	By: /s/ Patrick J. McEnany

Elisa Diaz	Name: Patrick J. McEnany
Title: Chairman and CEO